Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately
Contact:	Gregory A. Smith Chief Financial Officer (414) 765-7727 David L. Urban Director of Investor Relations (414) 765-7853

MARSHALL & ILSLEY CORPORATION ANNOUNCES SUCCESSFUL REMARKETING OF STACKSSM ISSUED BY M&I CAPITAL TRUST B

Milwaukee, Wis. – August 10, 2007 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced today the successful remarketing of $398.6 million aggregate principal amount of STACKSSM of M&I Capital Trust B that were originally issued in 2004 as a component of M&I’s 6.50% Common SPACESSM.   In connection with this remarketing, M&I will issue a two-year senior note in exchange for the outstanding STACKS.

Each Common SPACES initially consisted of (i) a stock purchase contract to purchase, in accordance with a settlement rate formula, shares of M&I common stock on August 15, 2007, and (ii) a 1/40, or 2.5%, undivided beneficial interests in a preferred security, referred to as STACKS, of M&I Capital Trust B with an initial liquidation amount of $1,000.  As a result of the remarketing, the annual interest rate on the remarketed STACKS will be reset at 5.626%, the maturity date will be changed to August 17, 2009, and interest on the STACKS will be payable semi-annually on February 15 and August 15 of each year.

Immediately following completion of the successful remarketing of the STACKS, M&I will liquidate M&I Capital Trust B and distribute senior notes to purchasers in the remarketing in exchange for the STACKS.  The senior notes will have the same interest rate, maturity and payment dates as the remarketed STACKS.

The remarketing is scheduled to close on August 15, 2007, subject to customary conditions.  Proceeds of the remarketing, after deducting the remarketing fee payable to the remarketing agents, will be used to satisfy the obligations of holders of the Common SPACES to purchase M&I common stock under the stock purchase contract, and any proceeds remaining after satisfaction of the holders’ obligations under the stock purchase contract will be distributed to the holders participating in the remarketing.

On August 15, 2007, upon settlement of each stock purchase contract, M&I will deliver approximately 0.5767 shares of common stock for each SPACES unit, or approximately 9,227,200 shares in total.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The remarketing will only be made pursuant to a prospectus supplement and accompanying prospectus which, when finalized, may be obtained from the remarketing agents at the following addresses:  JPMorgan, 270 Park Avenue, New York, New York 10017 or (212) 834-4533, attn: Grade Syndicate Desk – 8th Floor; and Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, attn: Prospectus Department.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $58.3 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, M&I has 48 locations throughout Arizona; 30 offices along Florida's west coast and in central Florida; 16 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I's Southwest Bank subsidiary has 17 offices in the greater St. Louis area. Metavante Corporation, a wholly owned subsidiary, provides a full array of technology products and services for the financial services industry. On April 3, 2007, Marshall & Ilsley Corporation announced its plans to split Metavante Corporation and Marshall & Ilsley Corporation into independent publicly traded companies. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (http://www.mibank.com or http://www.micorp.com). M&I's customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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